Exhibit 99.2

American Eagle Outfitters Raises Cash Dividend 33% to Annual Rate of $0.40 Per Share

Declares Quarterly Dividend of $0.10 Per Share

WARRENDALE, Pa.--(BUSINESS WIRE)--June 12, 2007--American Eagle Outfitters, Inc. (NYSE:AEO) today announced that its Board of Directors has voted to raise its cash dividend payment by 33% to an annual rate of $0.40 per share, from the current rate of $0.30 per share. A quarterly cash dividend of $0.10 per share was declared and is payable on July 13, 2007, to stockholders of record at the close of business on July 2, 2007.

"Our decision to significantly increase the dividend signals our continuing confidence in the strong growth prospects and future financial performance of American Eagle. We will continue to seek to enhance shareholder value through dividends and share repurchases, along with strategies to maximize the potential of our brands and pursue new growth concepts," said American Eagle CEO Jim O'Donnell.

About American Eagle Outfitters

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 840 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates nine stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future growth and profitability. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Risk Factor Section of the Company's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857
OR
Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660